Filed Pursuant to Rule 424(b)(3)
File Number 333-129626

PROSPECTUS SUPPLEMENT NO. 1
to Prospectus declared
effective on July 6, 2007
(Registration No. 333-129626)

ARTISTdirect, Inc.

This Prospectus Supplement No. 1 supplements our Prospectus declared effective on July 6, 2007.  The securities that are the subject of the Prospectus have been registered for resale by certain of our investors.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K, as filed by us with the Securities and Exchange Commission on July 10, 2007 (the “Form 8-K”).

As reported in the attached Form 8-K, the Registrant issued a press release on July 9, 2007 announcing that the Registrant had begun a major advertising and music marketing initiative to offer MP3 content that will be initially sponsored by Sprint to music consumers on various file-sharing networks.  A copy of the press release is attached as Exhibit 99.1 to the Form 8-K.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is July 10, 2007

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  July 9, 2007

ARTISTdirect, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-30063	95-4760230
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1601 Cloverfield Boulevard, Suite 400 South Santa Monica, California	90404-4082
(Address of Principal Executive Offices)	(Zip Code)

(310) 956-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.              Regulation FD Disclosure.

On July 9, 2007, ARTISTdirect, Inc., a Delaware corporation (the “Registrant”), issued a press release announcing that the Registrant had begun a major advertising and music marketing initiative to offer MP3 content that will be initially sponsored by Sprint to music consumers on various file-sharing networks.  A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K and the exhibit attached hereto shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing. The furnishing of the information contained in Item 7.01 is not intended to, and does not, constitute a representation that such furnishing is required by Regulation FD or that the information that this Current Report on Form 8-K contains is material investor information that is not otherwise publicly available.

Item 9.01.              Financial Statements and Exhibits.

 (d)          Exhibits.

A list of exhibits required to be filed as part of this Current Report on Form 8-K is set forth under the “Exhibit Index,” which is set forth below and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARTISTdirect, Inc.
(Registrant)

Date: July 10, 2007	By:	/s/ Rene Rousselet
	Name:	Rene Rousselet
	Title:	Corporate Controller and Principal Accounting Officer

EXHIBIT INDEX

Exhibit No.	Title
99.1	Press Release dated July 9, 2007 entitled “ARTISTdirect’s MediaDefender Unit Announces Ad-Sponsored Content Initiative.”

Exhibit 99.1

CONTACTS:	Gary S. Maier
Maier & Company, Inc.
(310) 442-9852

Colin Nagy
Source Communications
(212) 239-8678

ARTISTdirect’s MediaDefender Unit Announces
Ad-Sponsored Content Initiative

Sprint to Underwrite Legal MP3 Content On File-Sharing Networks

SANTA MONICA, Calif., July 9, 2007 (PRIME NEWSWIRE) — ARTISTdirect, Inc. (OTCBB:ARTD) today announced a major advertising and music marketing initiative, offering legal, sponsored MP3 content to the world’s largest concentrated audience of music consumers on the file-sharing networks.

The program will leverage the company’s proprietary technology to distribute 16 million downloads of the highest quality MP3 files to various file-sharing networks over a period of three months. The tracks are indistinguishable from illegal, pirated content and, when downloaded, a logo will appear alongside the artist’s name and the song title on the screen of a desktop computer, iPod, mobile phone or any other digital music player. Terms were not disclosed.

Sprint is the first sponsor of this program, with the introduction of an emerging music artist. Music enthusiasts seeking specific tracks will download a high quality MP3 recording and receive the content they are looking for free of charge — completely legal and sanctioned by the record label. Revenues from the initiative will be divided between MediaDefender, the record label, and the publishing company.

“This represents a major next step for the music industry in developing a new advertising revenue base to supplement transactional income. The benefits are threefold: the initiative generates advertising income for record labels, helps curtail piracy, and also allows brands to associate with key artists to reach a desired demographic,” said Jon Diamond, chief executive officer of ARTISTdirect, Inc.

The advertising/music marketing program utilizes the company’s proprietary MediaDefender technology, honed through extensive anti-piracy efforts for major content producers on the peer-to-peer networks.

About ARTISTdirect, Inc.

Headquartered in Santa Monica, California, ARTISTdirect, Inc. is a digital media entertainment company that is home to an online music network and, through its MediaDefender subsidiary, is the leading provider of anti-piracy solutions in the Internet-piracy-protection industry. The ARTISTdirect Network is a network of web-sites offering multi-media content, music, news and information organized around shared music interests, music-related specialty commerce and digital music services.

Forward-Looking Statements:

This news release may contain “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995, and include words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “may,” “will” or similar expressions that are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Such statements are not guarantees of future performance and subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, the company’s actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors. Except as required by applicable law or regulation, the company undertakes no obligation to revise or update any forward-looking statements contained herein in order to reflect future events or circumstances. For a further description of various risks and uncertainties with respect to ARTISTdirect’s business, please refer to the Company’s filings with the Securities and Exchange Commission, which can be viewed without charge on the Internet at www.sec.gov.